Exhibit 99.2

Covalent Group Awarded $9.7 Million Of New

Business With Major Biopharmaceutical Company

Total Program Value Approximately $11.7 Million

WAYNE, Pa., August 10, 2004. Covalent Group, Inc. (Nasdaq: CVGR) today announced that it was awarded $9.7 million of new business to provide full-service management and operational support of a clinical research program that includes an interventional trial and a Patient Disease Registry. The services to be provided include project management, study site management, field operations, data management, biostatistics, medical writing, and developmental and ongoing assistance with a Web-Portal and patient tracking system. Previously, Covalent was awarded a $2.0 million contract for initial services supporting this Program. That contract included fees for clinical trial design and medical writing as well as start-up operational services. The total Program value is approximately $11.7 million. The awarding of this additional business is subject to the execution of the definitive contract documents by the parties.

Kenneth M. Borow, M.D., President and Chief Executive Officer, commented, “Covalent’s initial involvement with this Program was at the design and consulting level. The exceptional quality of our consultative services and intellectual value-add as well as our demonstrated operational expertise resulted in this expanded award. As such, this Program is an excellent example of how our integrated model of consultative expertise, operational capabilities, timely deliverables, and value-added offerings can be translated into new business opportunities.”

Dr. Borow continued, “As we have stated previously, 2004 is a year of transition for Covalent characterized by conclusion of numerous previously contracted studies and the starting-up of newly signed business. This latest award is a concrete demonstration of the type and size of clinical trial opportunities for which we are now more frequently competing. It brings our total awarded 2004 year-to-date new business to $18.9 million. We have experienced a significant upturn in our new business awards over the past nine months. This change coincided with the announcement of our extensive involvement in the conceptualization, design, writing, and operational conduct and management of Pfizer’s landmark REVERSAL Trial, a study which clearly demonstrated the beneficial effects of the statin Lipitor® for stabilizing the progression of coronary atherosclerotic plaque. Since that time, we have been awarded $29.3 million of new business. In comparison, new business for the immediately preceding nine months was $9.3 million. We believe that this positive trend will continue and are very optimistic about our ability to meet or exceed our previously stated 2004 new business goal of $30 million.”

About Covalent Group

Covalent Group is a clinical research organization that is a leader in the design and management of complex clinical trials for the pharmaceutical, biotechnology and medical device industries. The Company’s mission is to provide its clients with high quality, full-service support for their clinical trials. Covalent offers therapeutic expertise, experienced team management and advanced technologies. The Company has clinical trial experience across a wide variety of therapeutic areas such as cardiovascular, endocrinology/metabolism, diabetes, vaccines, biologics, gene therapy, immunology, neurology, oncology, infectious diseases, gastroenterology, dermatology, hepatology, womens’ health and respiratory medicine. Covalent believes that its leadership in the design of complex clinical trials, its application of innovative technologies, therapeutic expertise and commitment to quality offer its clients a means to more quickly and cost effectively develop products through the clinical trial process. With its wholly-owned international subsidiary, Covalent Group, Ltd., as well as its Strategic Partners operating in South America, Eastern Europe, Russia and Ukraine, and Australia, New Zealand, and the Asia-Pacific region, Covalent is able to meet the global drug development needs of its clients.

This press release contains forward-looking statements identified by words such as “estimate,” “project,” “expect,” “intend,” “believe,” “anticipate” and similar expressions. Actual results might differ materially from those projected in, expressed in or implied by the forward-looking statements. Potential risks and uncertainties that could affect the Company’s future operating results and financial condition include, without limitation: (i) our success in attracting new business and retaining existing clients and projects; (ii) the size, duration, and timing of clinical trials; (iii) the termination, delay or cancellation of clinical trials; (iv) the timing difference between our receipt of contract milestone or scheduled payments and our incurring costs to manage these trials; (v) outsourcing trends in the pharmaceutical, biotechnology and medical device industries; (vi) the ability to maintain profit margins in a competitive marketplace; (vii) our ability to attract and retain qualified personnel; (viii) the sensitivity of our business to general economic conditions; (ix) other economic, competitive, governmental and technological factors affecting our operations, markets, products, services and prices; and (x) announced awards received from existing and potential customers are not definitive until fully negotiated contracts are executed by the parties. Additional information concerning factors that could cause actual results to materially differ from those in forward-looking statements is contained in Covalent Group’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2003 and other periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from Covalent Group’s investor relations department.

Investor Relations Contact:	Lawrence Hoffman, CPA, Esq.
CFO, Covalent Group, Inc.
(610) 975-9533
Contact us on-line:	www.covalentgroup.com